Chuy’s Holdings, Inc. Announces First Quarter 2019 Financial Results

AUSTIN, Texas, May 7, 2019 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the first quarter ended March 31, 2019.
Highlights for the first quarter ended March 31, 2019 were as follows:

•	Revenue increased 8.8% to $102.1 million from $93.9 million in the first quarter of 2018.

•	Comparable restaurant sales increased 3.2%.

•
Net income was $3.2 million, or $0.19 per diluted share, compared to net income of $3.2 million, or $0.19 per diluted share, in the first quarter of 2018. Net income in the first quarter of 2019 included closures costs of $0.4 million ($0.4 million, net of tax or $0.02 per diluted share).

•	Adjusted net income(1) was $3.6 million, or $0.21 per diluted share compared to net income of $3.2 million, or $0.19 per diluted share, in the first quarter of 2018.

•	Restaurant-level operating profit(1) was $15.7 million compared to $15.3 million in the first quarter of 2018.

•	One restaurant opened during the first quarter of 2019.

(1)
Adjusted net income and restaurant-level operating profit are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level operating profit to the most directly comparable GAAP measures see the accompanying financial tables. For a discussion of why we consider adjusted net income and restaurant-level operating profit useful, see “Non-GAAP Measures” below.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We were pleased with the trajectory of our top-line during the first quarter, resulting in positive comparable restaurant sales and the return of positive traffic. We believe our recent marketing efforts have contributed to the stabilization of our traffic trends as we have focused on improving brand awareness in newer markets and driving frequency in our existing markets. Looking ahead, we will continue to leverage our marketing, in addition to initiatives around technology, labor, and off-premise. Together with a disciplined development strategy and restaurant operation enhancements, we will continue to focus on opportunities to improve profitability.”
Hislop added, “We successfully opened one new restaurant during the first quarter and have subsequently opened two additional restaurants during the second quarter. We are pleased with the performance of these three recent openings thus far as our operators and development team continue to do an excellent job of instilling the Chuy’s culture in our new restaurants. To better balance new unit growth with driving sales and improving restaurant profitability, we are maintaining our 2019 development plan of five to seven restaurants.”

First Quarter 2019 Financial Results
Revenue increased $8.3 million, or 8.8%, to $102.1 million in the first quarter of 2019 compared to the first quarter of 2018. The increase was driven by $7.1 million in incremental revenue from an additional 99 operating weeks provided by new restaurants during the thirteen weeks ended March 31, 2019 as well as an increase in our comparable restaurant sales. These increases were partially offset by a decrease in sales related to our non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for non-comparable restaurants is historically lower as the restaurants transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales increased 3.2% for the thirteen weeks ended March 31, 2019 compared to the thirteen weeks ended April 1, 2018. The increase in comparable restaurant sales was primarily driven by a 2.9% increase in average check and a 0.3% increase in average weekly customers. The Company estimates that comparable sales were positively impacted by approximately 30 basis points due to the timing of New Year’s Eve and Easter, net of unfavorable weather conditions during the quarter. The comparable restaurant base consisted of 83 restaurants at the end of the first quarter of 2019.
Total restaurant operating costs as a percentage of revenue increased to 84.6% in the first quarter of 2019 from 83.8% in the first quarter of 2018. The increase in restaurant operating costs as a percentage of revenue was primarily driven by higher cost of sales as a result of unfavorable commodity pricing, higher labor costs due to new store labor inefficiencies; an increase in marketing expenses as a result of new national-level marketing initiatives; and an increase in occupancy costs as a result of higher rental expense on certain newly opened restaurants.
Total general and administrative expenses increased $0.7 million, or 12.7%, to $6.2 million for the first quarter of 2019 as compared $5.5 million for the same period in 2018. The increase was primarily driven by an increase in management salaries and equity compensation due to additional headcount to support our growth, an increase in performance-based bonuses driven by company performance during the first quarter of 2019 and an increase in professional fees.
During the first quarter of 2019, the Company incurred costs of $0.4 million ($0.4 million, net of tax or $0.02 per diluted share) related to closure of two restaurants.
Effective income tax rate for the first quarter of 2019 was 3.5% compared to 13.0% during the comparable period in 2018. The decrease in our effective tax rate for the quarter is primarily related to an increase in employee tax credits in proportion to our estimated taxable income offset by a negative impact of certain discrete items.
As a result of the foregoing, net income in the first quarter of 2019 was flat compared to the same period last year at $3.2 million, or $0.19 per diluted share.
Adjusted net income increased to $3.6 million, or $0.21 per diluted share in the first quarter of 2019 compared to $3.2 million, or $0.19 per diluted share, in the first quarter of 2018. Please see the reconciliation of net income to adjusted net income in the accompanying financial tables.
Development Update
During the first quarter, one new restaurant was opened in Colorado Springs, Colorado and two restaurants were closed, one in Atlanta, Georgia, and one in Miami, Florida.
Subsequent to the end of the first quarter, two additional restaurants were opened, one in Hamburg, Kentucky and one in Huntsville, Alabama.
Share Repurchase Program
During the first quarter of 2019, the Company repurchased approximately 80,000 shares of common stock for a total of $1.8 million. Since the beginning of the current share repurchase program, the Company has repurchased approximately 240,000 shares of common stock for a total of $5.4 million. As of the end of the first quarter, the Company had $24.6 million remaining under its $30.0 million repurchase program that expires on December 31, 2019.

2019 Outlook
The Company reaffirmed its expectation of the 2019 net income per diluted share of $0.91 to $0.95. This compares to adjusted net income(1) per diluted share of $0.88 for fiscal year 2018. The net income guidance for fiscal year 2019 is based, in part, on the following annual assumptions:

•	Comparable restaurant sales growth of 1.5% to 2.5%;

•	Restaurant pre-opening expenses of $2.1 million to $2.9 million;

•	General and administrative expense of $23.6 million to $24.1 million versus a previous range of $23.3 million to $23.8 million;

•	An effective tax rate of 0% to 5% versus a previous range of 6% to 8%;

•	The opening of five to seven new restaurants;

•	Annual weighted average diluted shares outstanding of 17.0 million to 17.1 million shares versus a previous range of 17.1 million to 17.2 million; and

•	Net capital expenditures (net of tenant improvement allowances) of $24.5 million to $30.7 million.

(1)
Adjusted net income is a non-GAAP measure. For a reconciliation of adjusted net income to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider adjusted net income useful, see “Non-GAAP Measures” below.

The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.

Conference Call
The Company will host a conference call to discuss financial results for the first quarter of 2019 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 800-239-9838 or for international callers by dialing 323-794-2551. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 2573768. The replay will be available until Tuesday, May 14, 2019. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors section. An archive of the webcast will be available through the Company’s website shortly after the call has concluded.

About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and related annual assumptions, the strategy to improve store-level profitability and the anticipated results from our marketing, technology, labor and off-premise initiatives and, our development plan and the number of restaurants we will open next year are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, closure costs and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs and closure costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs and closure costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant-level operating profit.

Adjusted net income represents net income before impairment and closure costs and income tax effect on adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.

Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As a supplemental disclosure, restaurant-level operating profit and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended
	March 31, 2019		April 1, 2018
Revenue	$102,111	100.0%	$93,850	100.0%

Costs and expenses:
Cost of sales	25,715	25.2	23,573	25.1
Labor	36,699	35.9	33,468	35.7
Operating	14,559	14.3	13,352	14.2
Occupancy	7,982	7.8	7,097	7.6
General and administrative	6,167	6.0	5,471	5.8
Marketing	1,451	1.4	1,080	1.2
Restaurant pre-opening	718	0.7	1,421	1.5
Closure costs	372	0.4	—	—
Depreciation and amortization	5,077	5.0	4,713	5.0
Total costs and expenses	98,740	96.7	90,175	96.1
Income from operations	3,371	3.3	3,675	3.9
Interest expense, net	39	—	16	—
Income before income taxes	3,332	3.3	3,659	3.9
Income tax expense	115	0.1	476	0.5
Net income	$3,217	3.2%	$3,183	3.4%

Net income per common share: Basic	$0.19		$0.19
Net income per common share: Diluted	$0.19		$0.19

Weighted-average shares outstanding: Basic	16,870,154		16,936,824
Weighted-average shares outstanding: Diluted	16,955,324		17,069,140

Reconciliation of GAAP net income and net income per share to adjusted results
(Unaudited, in thousands except share and per share data)

	Thirteen Weeks Ended		Fiscal Year Ended
	March 31, 2019	April 1, 2018	December 30, 2018
Net income as reported	$3,217	$3,183	$5,539
Impairment & closure costs	372	—	12,336
Income tax effect on adjustment (1)	(19)	—	(2,897)
Adjusted net income	$3,570	$3,183	$14,978

Adjusted net income per common share: Basic	$0.21	$0.19	$0.88
Adjusted net income per common share: Diluted	$0.21	$0.19	$0.88

Weighted-average shares outstanding: Basic	16,870,154	16,936,824	16,931,589
Weighted-average shares outstanding: Diluted	16,955,324	17,069,140	17,062,347

(1)
Reflects the tax expense associated with the adjustment for closure costs in the first quarter of 2019 and impairment costs in the fiscal year 2018. The tax expense was calculated based on the change in the tax provision calculation after adjusting for the reconciling item.

Reconciliation of GAAP income from operations to restaurant-level operating profit
(Unaudited, in thousands)

	Thirteen Weeks Ended
	March 31, 2019	April 1, 2018
Income from operations as reported	$3,371	$3,675
General and administrative	6,167	5,471
Restaurant pre-opening	718	1,421
Closure costs	372	—
Depreciation and amortization	5,077	4,713
Restaurant-level operating profit	$15,705	$15,280

Restaurant-level operating margin (1)	15.4%	16.3%

(1)	Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	March 31, 2019	December 30, 2018
Cash and cash equivalents	$7,345	$8,199
Total assets (1)	442,693	277,084
Long-term debt	—	—
Total stockholders’ equity	194,923	193,851
(1) Includes approximately $170.3 million of operating lease assets recorded during the first quarter of 2019 as a result of the adoption of Accounting Standards Update 2016-02, Leases (Topic 842).

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com